Issuer Free Writing Prospectus dated April 15, 2021

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated April 7, 2021

Registration Statement No. 333-253800

Applovin Corporation

This free writing prospectus relates to the Class A common stock of Applovin Corporation (the “Company”) and should be read together with the preliminary prospectus dated April 7, 2021 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement (“Amendment No. 2”) on Form S-1 (File No. 333-253800) relating to the offering of such securities. Amendment No. 2  may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001751008/000119312521108111/d73804ds1a.htm. This free writing prospectus supplements and updates the information contained in the Preliminary Prospectus. You should read the Preliminary Prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in the Company’s Class A common stock. Capitalized and other terms used but not defined herein have the meanings set forth in the Preliminary Prospectus.

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Applovin Corporation

25,000,000 Shares of Class A Common Stock

Issuer:	Applovin Corporation

Symbol:	APP

Size (Pre-Greenshoe):	$2,000,000,000

Base Shares Offered:	25,000,000 (90% Primary)

Greenshoe Shares Offered:	3,750,000 (100% Secondary)

Price to Public:	$80.00

Pricing Date:	April 14, 2021

Closing Date:	April 19, 2021

CUSIP No:	03831W 108

Lead Bookrunning Managers:	Morgan Stanley J.P. Morgan KKR Capital Markets, LLC BofA Securities Citigroup

Bookrunning Managers:	Credit Suisse UBS Investment Bank

Co-Managers:	Blaylock Van, LLC

Guzman & Company LionTree Advisors LUMA Securities Oppenheimer & Co. R. Seelaus & Co., LLC The Raine Group Roberts & Ryan Stifel Truist Securities William Blair

Three investors will receive allocations directed by the Issuer, representing an aggregate of 5,790,000 shares of the Issuer’s Class A common stock (the “Allocated Shares”). The Allocated Shares will not be subject to a lock-up agreement.

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The Company has filed registration statements (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the initial public offering of its Class A common stock to which this communication relates, which became effective on April 14, 2021. Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the Company’s initial public offering of its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204 or by email at prospectus-eq_fi@jpmorganchase.com.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or other jurisdiction.